UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2025
Vail Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		001-09614	51-0291762
(State or Other Jurisdiction of Incorporation or Organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

390 Interlocken Crescent
Broomfield,	Colorado		80021
(Address of Principal Executive Offices)			(Zip Code)

(303)	404-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Current Report on Form 8-K filed by Vail Resorts, Inc. (the “Company”) on May 27, 2025 (the “Original Form 8-K”), Robert A. Katz was appointed as Chief Executive Officer of the Company, effective as of May 22, 2025. The Company disclosed in the Original Form 8-K that the terms of Mr. Katz’s compensation as Chief Executive Officer were expected to be determined and approved by the independent directors of the Company’s Board of Directors (the “Board”) at a later date, and would be disclosed in an amendment to the Original Form 8-K. Subsequently, the Company further disclosed in an amendment to the Original Form 8-K filed on June 5, 2025 (“Amendment No. 1”), that in connection with Mr. Katz’s appointment as Chief Executive Officer, on June 4, 2025, the Board approved a one-time equity award under the Company’s 2024 Omnibus Incentive Plan, with a total grant date value of $1,686,831, consisting of 50% restricted share units (6,144 restricted share units) and 50% premium share appreciation rights (25,086 premium share appreciation rights with an exercise price of $169.64, which is 10% greater than the closing price of our common stock on the grant date), which will vest in three equal installments beginning on the first anniversary of the grant date. The Company further disclosed in Amendment No. 1 that the terms of Mr. Katz’s compensation as Chief Executive Officer for fiscal 2026 were expected to be determined and approved by the independent directors of the Board as part of the Company’s regular executive compensation cycle in late September 2025.

The Company is filing this Amendment No. 2 (“Amendment No. 2”) to the Original Form 8-K to provide information regarding Mr. Katz’s compensation which was not available at the time of filing of the Original Form 8-K or Amendment No. 1. On September 26, 2025 (the “Effective Date”), the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Katz, which will take effect on the Effective Date and govern his compensation and the other terms of his employment as Chief Executive Officer of the Company. The Employment Agreement has an initial term of three years from the Effective Date, unless earlier terminated, and provides for automatic renewal for successive one-year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Mr. Katz's initial base salary set forth in the Employment Agreement is $1,000,000, which base salary is subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. Pursuant to the Employment Agreement, Mr. Katz is also entitled to participate in the Company’s Management Incentive Plan, pursuant to which his annual incentive target cash bonus is equal to 100% of his base salary, and which is at the discretion of the Compensation Committee. Mr. Katz will receive other benefits and perquisites on the same terms afforded to senior executives generally, including customary health, disability and insurance benefits and participation in the Company’s Executive Perquisite Fund Program.

The Employment Agreement provides that upon (i) the giving of notice of non-renewal by the employer or termination by the employer without cause or (ii) termination by the executive for good reason, the executive is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) two years of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, (c) one year’s COBRA premiums for continuation of health and dental coverage, payable in a lump sum, and (d) if in connection with a change in control, an amount equal to the cash bonus paid to the executive in the prior year. Mr. Katz also receives full vesting of any Restricted Share Units, Share Appreciation Rights, or other equity awards held by Mr. Katz in connection with any termination without cause or non-renewal.

The Employment Agreement contains customary provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of the executive’s termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

The description above is a summary of the material terms of the Employment Agreement and is qualified in its entirety by the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Except as expressly set forth herein, this Amendment No. 2 does not amend the Original Form 8-K or Amendment No. 1 in any way and does not modify or update any other disclosures contained in the Original Form 8-K or in Amendment No. 1. This Amendment No. 2 supplements the Original 8-K and Amendment No. 1 and should be read in conjunction with the Original Form 8-K and Amendment No. 1.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement, between the Company and Robert A. Katz, dated as of September 26, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: September 29, 2025	By:	/s/ Julie A. DeCecco
Julie A. DeCecco
Executive Vice President, General Counsel and Chief Public Affairs Officer